Exhibit 1K-6.14

Certain identified information has been excluded from this exhibit because it is both not material and is the type of information that the registrant customarily and actually treats as private or confidential. Omissions are indicated by brackets containing asterisks: [***].

Amendment Two to MEDICAL EQUIPMENT SUPPLY CAPSULE PURCHASE AGREEMENT between FIRSTVITALS, INC and ANX ROBOTICA CORP

This amendment two (2) (the “Amendment Two”) is being made this day of April 6, 2026, to the Medical Equipment Supply Capsule Purchase Agreement (“Agreement”) originally dated February 9, 2026, between FirstVitals Inc (“FirstVitals”) and AnX Robotica Corp (“Supplier”) inclusive of Amendment One.

Whereas FirstVitals and Supplier now wish to make the following modifications to the Agreement:

EXHIBIT F will be added to the Agreement to include India as follows:

EXHIBIT F

FirstVitals desires to add India as a country for distribution through its ProteusDx India subsidiary (hereinafter “ProteusDx India”). AnX agrees to make products available to FirstVitals subsidiary ProteusDx India with product specifically for India.

The terms specific to India will remain the same as in the Agreement originally dated February 9, 2026, except as follows:

1. All products ProteusDx India will consume or resell in India will be purchased through AnX Distributor in India [***]

2. ProteusDx India and [***] will work together to assure complementary sales focus for India.

3. Customer overlap procedures and allocation process shall apply as set forth in the Agreement.

4. ProteusDx India will pursue applicable company and product registrations for India.

5. Equipment supplied to India is NOT inclusive as referenced in Section 1.0 of the original Agreement. For equipment ordered for India the cost will be US$[***] per data recorder and there will not be a lease cost per capsule. FirstVitals through ProteusDx India will own the data recorders after purchasing.

6. Discount requirements applicable to India shall apply.

7. Equipment purchased for India may be transferred within the India market.

8. India-specific confidentiality and data requirements shall apply.

9. Orders will be placed through [***] with payment and delivery terms applicable to the India market.

10. Exhibit C of the original Agreement is not applicable to India.

IN WITNESS WHEREOF, the parties have executed this Amendment Two as of the date of last signature.

FirstVitals:

Name: Ernie Lee

Title: CEO

Date: April 8, 2026

Supplier:

Name: Kevin Rubey

Title: Co-Founder and CSO

Date: April 6, 2026